Exhibit 10.3

TAX RECEIVABLE AGREEMENT

by and among

LIBERTY OILFIELD SERVICES INC.,

CERTAIN OTHER PERSONS NAMED HEREIN

and

AGENTS

DATED AS OF JANUARY 17, 2018

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of January 17, 2018, is hereby entered into by and among Liberty Oilfield Services Inc., a Delaware corporation (the “Corporate Taxpayer”), the TRA Holders and the Agents.

RECITALS

WHEREAS, the Corporate Taxpayer is the managing member of Liberty Oilfield Services New HoldCo LLC, a Delaware limited liability company (“Liberty LLC”), an entity classified as a partnership for U.S. federal income tax purposes, and holds, directly and indirectly through its consolidated Subsidiaries, limited liability company interests in Liberty LLC;

WHEREAS, Liberty LLC and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year in which an Exchange occurs, which election is expected to result, with respect to the Corporate Taxpayer, in an adjustment to the Tax basis of the assets owned by Liberty LLC and such Subsidiaries;

WHEREAS, the TRA Holders currently hold (and their permitted transferees may in the future hold) Units and may transfer all or a portion of such Units in one or more Exchanges (as defined herein), and as a result of such Exchanges, the Corporate Taxpayer is expected to obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, Blocker is taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, the shareholder of Blocker will enter into certain reorganization transactions with the Corporate Taxpayer in connection with the IPO (the “Reorganization Transactions”), and as a result of such transactions, the Corporate Taxpayer will obtain or be entitled to certain Tax benefits as further described herein;

WHEREAS, the Corporate Taxpayer and the Blocker Holders will enter into the Blocker Holders TRA to set forth the agreements among the parties thereto regarding the sharing of the Tax benefits realized by the Corporate Taxpayer as a result of the Reorganization Transactions;

WHEREAS, this Agreement is intended to set forth the agreements among the parties hereto regarding the sharing of the Tax benefits realized by the Corporate Taxpayer as a result of Exchanges;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal income Taxes of the Corporate Taxpayer; provided that the actual liability for U.S. federal income Taxes of the Corporate Taxpayer shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means:

(i)	with respect to Riverstone and Riverstone/Carlyle Energy Partners for so long as they are TRA Holders, Riverstone Agent;

(ii)	with respect to Laurel Road and Laurel Road II for so long as they are TRA Holders, Laurel Road Agent; and

(iii)	with respect to all other TRA Holders other than TRA Holders that are Significant Holders, C. Mark Pearson or such other Person designated as such pursuant to Section 7.6(b).

“Agreed Rate” means a per annum rate of LIBOR plus 150 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means (a) the sum of the products of (i) the Corporate Taxpayer’s income and franchise tax apportionment rate(s) for each state and local jurisdiction in which Liberty LLC or the Corporate Taxpayer files an income or franchise tax return for the relevant Taxable Year and (ii) the highest corporate income and franchise tax rate(s) for each state and local jurisdiction in which Liberty LLC or the Corporate Taxpayer files an income or franchise tax return for each relevant Taxable Year, reduced by (b) the product of (i) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (ii) the rate calculated under clause (a).

“Attributable” has the meaning set forth in Section 3.1(b) of this Agreement.

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset as a result of an Exchange and the payments made pursuant to this Agreement with respect to such Exchange (as calculated under Section 2.1 of this Agreement), including, but not limited to: (i) under Sections 734(b) and 743(b) of the Code (in situations where, following an Exchange, Liberty LLC remains classified as a partnership for U.S. federal income tax purposes); and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, Liberty LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes). For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of Units shall be determined without regard to any

Section 743(b) adjustment attributable to such Units prior to such Exchange; and, further, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Blocker Holders” has the meaning given to the term “TRA Holders” in the Blocker Holders TRA.

“Blocker Holders Agent” has the meaning given to the term “Agent” in the Blocker Holders TRA.

“Blocker Holders TRA” means the Tax Receivable Agreement dated as of January 17, 2018 by and among the Corporate Taxpayer, the Blocker Holders and the Blocker Holders Agent.

“Blocker NOLs” means the net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code and credit carryforwards of Blocker relating to taxable periods ending on or prior to the IPO Date.

“Blocker” means R/C IV Non-U.S. LOS Corp, a Delaware corporation.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Call Right” has the meaning set forth in the Liberty LLC Agreement.

“Change of Control” means the occurrence of any of the following events after the IPO Date:

(i)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities (excluding any Person (or an Affiliate thereof) or any group of Persons (or any Affiliate of any member of such group) who, on the date of the consummation of the IPO, is the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than fifty percent (50%) of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or

(ii)	there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii)	the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(A) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Shares” means shares of Class A common stock of the Corporate Taxpayer.

“Code” has the meaning set forth in the Recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” has the meaning set forth in the preamble to this Agreement.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer (including any consolidated group of which the Corporate Taxpayer is a member, as further described in Section 7.12(a) of this Agreement) filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount (but not less than zero) of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax

Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Payment Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of LIBOR plus 550 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Disputing Party” has the meaning set forth in Section 7.10 of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Rate” means the Long-Term Treasury Rate in effect on the applicable date plus 300 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“Exchange” means any transfer of Units by a TRA Holder, or by a permitted transferee of such TRA Holder, pursuant to the Liberty LLC Agreement, to Liberty LLC or to the Corporate Taxpayer in connection with the IPO or pursuant to the Redemption Right or the Call Right, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Exchange Date” means each date on which an Exchange occurs.

“Exchange Notice” has the meaning given to the term “Redemption Notice” in the Liberty LLC Agreement.

“Exchange Schedule” has the meaning set forth in Section 2.1(b) of this Agreement.

“Expert” means PricewaterhouseCoopers LLP, KPMG LLP, or such nationally recognized expert in the particular area of disagreement as is mutually acceptable to the Corporate Taxpayer and the relevant Disputing Parties.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of the Corporate Taxpayer (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Corporate Taxpayer Return), but without taking into account (i) any Basis Adjustments, (ii) Blocker NOLs, (iii) any deduction attributable to Imputed Interest for the Taxable Year, and (iv) any Post-IPO TRA Benefits. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any U.S. federal income Tax item (or portions thereof) that is attributable to any Basis Adjustments, Blocker NOLs, Imputed Interest, and any Post-IPO TRA Benefits. Furthermore, the Hypothetical Tax Liability shall be calculated assuming deductions of (and other impacts of) state and local income and franchise Taxes are excluded.

“Information Party” means any Agent and any Significant Holder.

“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer.

“IPO Date” means the closing date of the IPO.

“IPO Date Attribute Schedule” has the meaning set forth in Section 2.1(a) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Laurel Road” means Laurel Road, LLC, a Delaware limited liability company.

“Laurel Road II” means Laurel Road II, LLC, a Delaware limited liability company.

“Laurel Road Agent” means Laurel Road or such other Person designated as such by Laurel Road and Laurel Road II.

“Liberty LLC” has the meaning set forth in the Recitals of this Agreement.

“Liberty LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Liberty LLC, as amended from time to time.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Long-Term Treasury Rate” means the Long-Term Composite Rate, which is the unweighted average of bid yields on all outstanding fixed-coupon bonds neither due nor callable in less than 10 years, as published by the U.S. Department of the Treasury or by any other publicly available source of such market rate.

“Majority TRA Holders” means, at the time of any determination, TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on such date.

“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided, that if the closing price is not reported by Bloomberg L.P. for the applicable Exchange Date, then the Market Value means the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided further that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” means the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-IPO TRA” means any tax receivable agreement (or comparable agreement) entered into by the Corporate Taxpayer or any of its Subsidiaries pursuant to which the Corporate Taxpayer is obligated to pay over amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction (other than any Exchanges) after the date of this Agreement.

“Post-IPO TRA Benefits” means any tax benefits resulting from net operating losses or other tax attributes with respect to which the Corporate Taxpayer is obligated to make payments under a Post-IPO TRA.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability and (ii) the State and Local Tax Benefit. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the IRS of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability and (ii) the State and Local Tax Detriment. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by the IRS of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Redemption Right” means the redemption right of holders of Units set forth in Section 4.6 of the Liberty LLC Agreement.

“Reference Asset” means, with respect to any Exchange, an asset (other than cash or a cash equivalent) that is held by Liberty LLC, or any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes), at the time of such Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reorganization Transactions” has the meaning set forth in the Recitals of this Agreement.

“Represented Holder” means, for long as such Person is a TRA Holder, each of Riverstone, Riverstone/Carlyle Energy Partners, Laurel Road, and Laurel Road II.

“Riverstone” means R/C IV Liberty Holdings, L.P., a Delaware limited partnership.

“Riverstone Agent” means Riverstone or such other Person designated as such by Riverstone and Riverstone/Carlyle Energy Partners.

“Riverstone/Carlyle Energy Partners” means Riverstone/Carlyle Energy Partners IV, L.P., a Delaware limited partnership.

“Schedule” means any of the following: (i) the IPO Date Attribute Schedule, (ii) an Exchange Schedule, (iii) a Tax Benefit Payment Schedule, or (iv) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“Significant Holder” means, at the time of any determination, any TRA Holder (other than any Represented Holder) who would be entitled to receive more than fifteen percent (15%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder if the Corporate Taxpayer had exercised its right of early termination on such date.

“State and Local Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability; provided that, for purposes of determining the State and Local Tax Benefit, each of the Hypothetical Tax Liability and the Actual Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“State and Local Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability; provided that, for purposes of determining the State and Local Tax Detriment, each of the Actual Tax Liability and the Hypothetical Tax Liability shall be calculated using the Assumed State and Local Tax Rate instead of the rate applicable for U.S. federal income tax purposes.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Receivable Agreements” means this Agreement, the Blocker Holders TRA, and any Post-IPO TRA.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means each of those Persons set forth on Schedule A and their respective successors and permitted assigns pursuant to Section 7.6(a).

“Transferor” has the meaning set forth in Section 7.12(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the Liberty LLC Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize the deductions arising from all Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available, (ii) any loss or credit carryovers generated by deductions or losses arising from any Basis Adjustment or Imputed Interest that are available in the Taxable Year that includes the Early Termination Date, and any Blocker NOLs that have not been previously utilized in determining a Tax Benefit Payment as of the Early Termination Date, will be utilized by the Corporate Taxpayer on a pro rata basis over a five year period beginning on the Early Termination Date (provided that, in any year that Blocker or the Corporate Taxpayer is prevented from fully utilizing net operating losses pursuant to Section 382 of the Code, or any successor provision, the amount utilized for purposes of this provision shall not exceed the amount that would otherwise be utilizable under Section 382 of the Code, or any successor provision), (iii) the U.S. federal, state and local income and franchise tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (iv) any non-amortizable Reference Assets to which any Basis Adjustment is attributable will be disposed of in a fully taxable transaction for U.S. federal income tax purposes on the fifteenth anniversary of the Early Termination Date, and (v) if, at the Early Termination Date, there are Units that have not been transferred in an Exchange, then all Units shall be deemed to be transferred pursuant to the Redemption Right effective on the Early Termination Date.

“Wright Family LOS Holdings” means Wright Family LOS Holdings, LLC, a Delaware limited liability company.

Section 1.2    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1    Attribute Schedules.

(a)    IPO Date Attribute Schedule. Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for the Taxable Year including the IPO Date, the Corporate Taxpayer shall deliver to each Information Party a schedule (the “IPO Date Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each Blocker Holder to which such items are applicable, (i) the Blocker NOLs attributable to Blocker as of the IPO Date and (ii) any applicable limitations on the use of the Blocker NOLs for Tax purposes (including under Section 382 of the Code).

(b)    Exchange Schedules. Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for each Taxable Year in which any Exchange has been effected by a TRA Holder, the Corporate Taxpayer shall deliver to each Information Party a schedule (the “Exchange Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each TRA Holder participating in any Exchange during such Taxable Year, (i) the Basis Adjustments with respect to the Reference Assets as a result of the Exchanges effected by such TRA Holder in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2    Tax Benefit Payment Schedules.

(a)    Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to each Information Party: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the portion of the Net Tax Benefit, if any, that is Attributable to each TRA Holder who has participated in any Exchange, (C) the Accrued Amount with respect to any such Net Tax Benefit that is Attributable to such TRA Holder, (D) the Tax Benefit Payment due to each such TRA Holder, and (E) the portion of such Tax Benefit Payment that the Corporate Taxpayer intends to treat as Imputed Interest (a “Tax Benefit Payment Schedule”), (ii) a reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation by the Corporate Taxpayer of the Actual Tax Liability, (iv) a copy of the Corporate Taxpayer Return for such Taxable Year, and (v) any other work papers reasonably requested by any Information Party. In addition, the Corporate Taxpayer shall allow any Information Party reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Tax Benefit Payment Schedule. The Tax Benefit Payment Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)    For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any U.S. federal income Tax item attributable to the Basis Adjustments, Blocker NOLs, Imputed Interest, and any Post-IPO TRA Benefits shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any U.S. federal income Tax item includes a portion that is attributable to the Basis Adjustment, Blocker NOLs, Imputed Interest, or any Post-IPO TRA Benefits and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any payment under this Agreement (to the extent permitted by law and other than amounts accounted for as Imputed Interest) will be treated as a subsequent upward adjustment to the purchase price of the relevant Units and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.3    Procedure; Amendments.

(a)    An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which all Information Parties have received the applicable Schedule or amendment thereto unless (i) any Information Party, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer and each other Information Party with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) each Information Party provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date waivers from all Information Parties have been received by the Corporate Taxpayer. If the Corporate Taxpayer and the Information Parties, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the Information Parties shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

(b)    The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Information Parties, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporate Taxpayer Return filed for such Taxable Year or (vi) to adjust an Exchange Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each Information Party within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

Section 2.4    Section 754 Election. In its capacity as the sole managing member of Liberty LLC, the Corporate Taxpayer will ensure that, on and after the date hereof and continuing throughout the term of this Agreement, Liberty LLC and any of its eligible Subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1    Payments.

(a)    Within five (5) calendar days after a Tax Benefit Payment Schedule delivered to the Information Parties becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by such TRA Holder to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and such TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal or state estimated income Tax payments.

(b)    A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Holder and the Accrued Amount with respect thereto. A Net Tax Benefit is “Attributable” to a TRA Holder to the extent that it is derived from any Basis Adjustment or Imputed Interest that is attributable to the Units acquired or deemed acquired by the Corporate Taxpayer in an Exchange undertaken by or with respect to such TRA Holder. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of (i) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts) and (ii) the total amount of Tax Benefit Payments previously made under Section 3.1 of the Blocker Holders TRA and the corresponding provision of any Post-IPO TRA; provided, for the avoidance of doubt, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of Units in an Exchange unless otherwise required by law.

(c)    Notwithstanding any provision of this Agreement to the contrary, unless a TRA Holder elects for the provisions of this Section 3.1(c) not to apply to any Exchange by notifying the Corporate Taxpayer in writing on or before the due date for providing the Exchange Notice with respect to such Exchange (or, with respect to an Exchange in connection with the IPO, on or before the IPO Date), the aggregate Tax Benefit Payments to be made to such TRA Holder with respect to any Exchange shall be limited to (i) 100%, or such other percentage such TRA Holder elects to apply by notifying the Corporate Taxpayer in writing on or before the due date for providing the Exchange Notice with respect to such Exchange (or, with respect to an Exchange in connection with the IPO, on or before the IPO Date), of (ii) the amount equal to the sum of (A) any cash, excluding any Tax Benefit Payments, received by such TRA Holder in such Exchange and (B) the aggregate Market Value of the Class A Shares received by such TRA Holder in such Exchange, provided, for the avoidance of doubt, that such amount shall not include any Imputed Interest with respect to such Exchange. The Corporate Taxpayer and the TRA Holders acknowledge and agree that as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes.

Section 3.2    No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under the Tax Receivable Agreements. It is also intended that the provisions of the Tax Receivable Agreements will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the Persons to whom payments are due pursuant to the Tax Receivable Agreements. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3    Pro Rata Payments; Coordination of Benefits with Other Tax Receivable Agreements.

(a)    Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer’s tax benefit subject to the Tax Receivable Agreements is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income to fully utilize available deductions and other attributes, the limitation on the tax benefit for the Corporate Taxpayer shall be allocated as follows: (i) first among any Post-IPO TRAs (and among all Persons eligible for payments thereunder in the manner set forth in such Post-IPO TRAs) and (ii) to the extent of any remaining limitation on tax benefit for the Corporate Taxpayer after the application of clause (i), among this Agreement and the Blocker Holders TRA (and among all Persons eligible for payments thereunder) in proportion to the respective amounts of Net Tax Benefit that would have been determined under this Agreement and the Blocker Holders TRA if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

(b)    After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, then, (i) the Corporate Taxpayer will first pay all amounts due under this Agreement and the Blocker Holders TRA to each Person to whom a payment is due under each such Tax Receivable Agreement in respect of such Taxable Year, without favoring one obligation over the other (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full), and (ii) after fulfilling the obligations set forth in clause (i) of this Section 3.3(b), the Corporate Taxpayer will then pay all amounts due under any Post-IPO TRA in respect of such Taxable Year (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full).

(c)    To the extent the Corporate Taxpayer makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and Section 3.3(b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Holder’s foregone payments to the other Persons to whom a payment is due under the Tax Receivable Agreements in a manner such that each such Person to whom a payment is due under the Tax Receivable Agreements, to the maximum extent possible, receives aggregate payments under Section 3.1(a) or the comparable section of the other Tax Receivable Agreement(s), as applicable (in each case, taking into account Section 3.3(a) and Section 3.3(b) or the comparable section of the other Tax Receivable Agreement(s), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

(d)    The parties hereto agree that the parties to the Blocker Holders TRA and any Post-IPO TRA are expressly made third party beneficiaries of the provisions of this Section 3.3.

ARTICLE IV

TERMINATION

Section 4.1    Early Termination at Election of the Corporate Taxpayer. The Corporate Taxpayer may terminate this Agreement at any time by paying (i) to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.5(b) and (ii) to each Blocker Holder the Early Termination Payment under the Blocker Holders TRA (such termination, an “Early Termination”); provided that the Corporate Taxpayer may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice and, except to the extent included in the Early Termination Payment, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2    Early Termination upon Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to the following: (a) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of a Change of Control, (b) payment of any Tax Benefit Payment in respect of a TRA Holder agreed to by the Corporate Taxpayer and such TRA Holder as due and payable but unpaid as of the Early Termination Notice, and (c) except to the extent included in the Early Termination Payment, payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

Section 4.3    Breach of Agreement.

(a)    In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, as a result of failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of the breach, and (iii) except to the extent included in the Early Termination Payment, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the date of the breach; provided that procedures similar to the procedures of Section 4.4 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.

(b)    The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, except in the case of an Early Termination Payment or any payment treated as an Early Termination Payment, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any existing credit agreement to which Liberty LLC or any Subsidiary of Liberty LLC is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and provided further that it shall be a breach of this Agreement, and the provisions of Section 4.3(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property to its stockholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.4    Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each Information Party notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3(a), the Corporate Taxpayer shall deliver (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (ii) any other work papers reasonably requested by each Information Party. In addition, the Corporate Taxpayer shall allow each Information Party reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all Information Parties have received such Schedule or amendment thereto unless (x) any Information Party, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer and each other Information Party with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) each Information Party provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule becomes binding on the date waivers from all Information Parties have been received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and the Information Parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the Information Parties shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 4.5    Payment upon Early Termination.

(a)    Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within three (3) calendar days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Holder, or as otherwise agreed by the Corporate Taxpayer and such TRA Holder.

(b)    The “Early Termination Payment” shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such TRA Holder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1    Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any payment pursuant to Section 4.2 or Section 5.2 resulting from a Change of Control shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due is governed by Section 4.3.

Section 5.2    Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.3(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1    Participation in the Corporate Taxpayer’s and Liberty LLC’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and Liberty LLC, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer (i) shall notify each Information Party of, and keep each Information Party reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of the Corporate Taxpayer or Liberty LLC by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, (ii) shall provide each Information Party with reasonable opportunity to provide information and other input to the Corporate Taxpayer, Liberty LLC and their respective advisors concerning the conduct of any such portion of a Tax Proceeding, provided, however, that the Corporate Taxpayer shall not settle or otherwise resolve any part of a Tax Proceeding described in the previous clause that relates to a Basis Adjustment or the deduction of Imputed Interest (and in each case, that could have a material effect on the TRA Holders’ rights under this Agreement) without the consent of the relevant Information Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that the Corporate Taxpayer and Liberty LLC shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the Liberty LLC Agreement.

Section 6.2    Consistency. The Corporate Taxpayer and, unless otherwise required by applicable law, each of the TRA Holders, agree to report, and to cause their respective Subsidiaries to report, for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with the description of any Tax characterization herein (including as set forth in Section 2.2(b) and Section 3.1(b)) and any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.3). If the Corporate Taxpayer and any TRA Holder, for any reason, are unable to successfully resolve any disagreement concerning such treatment within thirty (30) calendar days, the Corporate Taxpayer and such TRA Holder shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes procedures under Section 7.9, as applicable.

Section 6.3    Cooperation. Each TRA Holder shall use commercially reasonable efforts to (i) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding, (ii) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer shall reimburse each TRA Holder for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (i) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Liberty Oilfield Services Inc.

950 17th Street, Suite 2000

Denver, CO 80202

Facsimile: [●]

Attention: General Counsel

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

Facsimile: (713) 615-5861

Attention: David P. Oelman

If to Riverstone Agent, to:

R/C IV Liberty Holdings, L.P.

712 Fifth Avenue, 36th Floor

New York, NY 10019

Facsimile: (212) 993-0077

Attention: General Counsel

If to Laurel Road Agent, to:

Laurel Road, LLC

865 S. Figueroa St., Suite 700

Los Angeles, CA 90017

Facsimile: (213) 452-2851

Attention: Peter Carlton

If to the Agent other than Riverstone Agent and Laurel Road Agent, to:

C. Mark Pearson

1650 Fillmore Street, Apt 2007

Denver, CO 80206

If to a TRA Holder that is or was a member of Liberty LLC, to:

The address set forth in the records of Liberty LLC.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3    Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Section 3.3.

Section 7.4    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6    Successors; Assignment.

(a)    No TRA Holder may assign this Agreement to any person without such person executing and delivering a joinder to this Agreement in connection with assignment whereby such person agrees to succeed to the applicable portion of such TRA Holder’s interest in this Agreement and to become a party for all purposes of this Agreement.

(b)    The Person designated as the Agent in clause (iii) of the definition of “Agent” may not be changed without the prior written consent of the Corporate Taxpayer and the Majority TRA Holders (for this purpose, calculated by excluding the Represented Holders and any Significant Holder).

(c)    Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7    Amendments; Waivers. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and the Majority TRA Holders; provided, however, that no such amendment shall be effective if (i) such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment or (ii) such amendment would have a material and adverse disproportionate effect on the payments the Blocker Holders will or may receive under the Blocker Holders TRA unless the Blocker Holders Agent consents in writing to such amendment (such consent not to be unreasonably withheld, conditioned or delayed). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Section 7.8    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9    Resolution of Disputes.

(a)    Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity,

negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b)    Notwithstanding the provisions of Section 7.9(a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), each Information Party and each TRA Holder (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such party in writing of any such service of process, shall be deemed in every respect effective service of process upon such party in any such action or proceeding.

(c)    EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.9(c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(d)    The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(c) and such parties agree not to plead or claim the same.

Section 7.10    Reconciliation. In the event that any Information Party or any TRA Holder (as applicable, the “Disputing Party”) and the Corporate Taxpayer are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Section 2.3, Section 4.4 and Section 6.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or schedules) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve (a) any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any tax related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position, in which case the Corporate Taxpayer shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case such Disputing Party shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.11    Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law; provided, that the Corporate Taxpayer and each TRA Holder shall cooperate to reduce or eliminate any such deduction or withholding, including by providing or obtaining any certificates or other documentation that would reduce or eliminate any such deduction or withholding to the extent such party is legally entitled to do so. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.12    Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)    If the Corporate Taxpayer becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)    If the Corporate Taxpayer (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder), Liberty LLC or any of Liberty LLC’s direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through any entity treated as a corporation for U.S. federal income tax purposes) (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus, without duplication, (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.12(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

Section 7.13    Confidentiality.

(a)    Each Information Party and each TRA Holder and each of such TRA Holder’s assignees acknowledges and agrees that certain information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning Liberty LLC and its Affiliates and successors or the TRA Holders, learned by any Information Party or any TRA Holder heretofore or hereafter; provided that, for the avoidance of doubt, an Agent may disclose information received by it in the ordinary course of such Agent’s duties as Agent to the TRA Holders for which it is an Agent. This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of an Information Party or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing an Information Party’s or a TRA Holder’s obligations, or monitoring or enforcing an Information Party’s or a TRA Holder’s rights, under this Agreement, (B) as part of a TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with a TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, marketing, informational or reporting activities, or to a TRA Holder’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents, (C) to any bona fide prospective assignee of a TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of a TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer), or (E) to the extent necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any Tax Proceeding with respect to such Tax Returns. Notwithstanding anything to the contrary herein, each Information Party (and each employee, representative or other agent of such Information Party or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, Liberty LLC, the Information Parties, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Information Parties or any TRA Holder relating to such Tax treatment and Tax structure.

(b)    If an Information Party or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14    No More Favorable Terms. None of the Corporate Taxpayer or any of its Subsidiaries will enter into any additional agreement providing rights similar to this Agreement or the Blocker Holders TRA if such agreement provides terms that are more favorable to the counterparty under such agreement than those provided to the TRA Holders under this Agreement; provided, however, that the Corporate Taxpayer (or any of its Subsidiaries) may enter into such an agreement if this Agreement is amended to make such more favorable terms available to the TRA Holders.

Section 7.15    Agreement Parity. Notwithstanding anything in this Agreement to the contrary, (i) no amendment may be made to the Blocker Holders TRA unless a substantially similar amendment is made to this Agreement, (ii) any and all copies of amendments and / or waivers to the Blocker Holders TRA must be provided to the TRA Holders, and (iii) all documentation delivered by the Corporate Taxpayer to both the TRA Holders and the Blocker Holders, or such parties’ respective Information Party, must be substantially the same.

Section 7.16    Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to such TRA Holder and/or its direct or indirect owners, then at the election of such TRA Holder and to the extent specified by such TRA Holder, this Agreement (i) shall cease to have further effect, (ii) shall not apply to an Exchange by such TRA Holder occurring after a date specified by it, or (iii) shall otherwise be amended in a manner determined by such TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.17    Several Obligations. Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that (i) the representations and warranties of each TRA Holder made in this Agreement are being made on a several, and not joint, basis, (ii) the obligations of each TRA Holder under this Agreement are several obligations of each of them, and (iii) no TRA Holders shall have any liability for the breach of any representation, warranty, covenant, or obligation by any other TRA Holder.

Signature Pages Follow

IN WITNESS WHEREOF, the Corporate Taxpayer, the Agents, and the TRA Holders have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

LIBERTY OILFIELD SERVICES INC.

By:	/s/ Michael Stock
Name:	Michael Stock
Title:	Chief Financial Officer

Signature Page 1 to Tax Receivable Agreement

RIVERSTONE AGENT, AS AN AGENT:

R/C IV LIBERTY HOLDINGS, L.P.
By: Riverstone/Carlyle Energy Partners IV, L.P., its general partner
By: R/C Energy GP IV, LLC, its general partner

By:	/s/ Thomas Walker
Name:	Thomas Walker
Title:	Authorized Person

LAUREL ROAD AGENT, AS AN AGENT:

LAUREL ROAD, LLC

By:	/s/ Peter Carlton
Name:	Peter Carlton
Title:	Managing Director of Oakmont Corp., its Administrator

C. MARK PEARSON, AS AN AGENT:

/s/ C. Mark Pearson
Name: C. Mark Pearson

R/C IV LIBERTY HOLDINGS, L.P.
By: Riverstone/Carlyle Energy Partners IV, L.P., its general partner
By: R/C Energy GP IV, LLC, its general partner

By:	/s/ Thomas Walker
Name:	Thomas Walker
Title:	Managing Director

RIVERSTONE/CARLYLE ENERGY PARTNERS IV, L.P.
By: R/C Energy GP IV, LLC, its general partner

By:	/s/ Thomas Walker
Name:	Thomas Walker
Title:	Managing Director

Signature Page 1 to Tax Receivable Agreement

LAUREL ROAD, LLC

By:	/s/ Peter Carlton
Name:	Peter Carlton
Title:	Managing Director of Oakmont Corp., its Administrator

LAUREL ROAD II, LLC

By:	/s/ Peter Carlton
Name:	Peter Carlton
Title:	Managing Director of Oakmont Corp., its Administrator

C. MARK PEARSON

/s/ C. Mark Pearson
Name: C. Mark Pearson

Signature Page 1 to Tax Receivable Agreement